To

The Board of Directors
Videocon d2h Limited
Auto Cars Compound, Adalat Road
Aurangabad 431 005, Maharashtra, India

Re:	Use of excerpts from Indian DTH Market Overview ‒ Key Dynamics & Future Outlook 2015 [‒ March 2015] by Videocon d2h (the “Company”) in connection with the proposed capital raising

Dear Sirs:

We refer to your letter dated 02nd March, 2015 and with reference to the above, we consent to, and have no objection to the use of, our name Media Partners Asia (MPA) and report “DTH Market Overview ‒ Key Dynamics & Future Outlook 2015 [‒ March 2015]” dated 02nd March, 2015 (“Report”) or any extract thereof, in any document issued by the Company in connection with raising further capital in India and/or overseas, including through a listing on stock exchanges in India or overseas stock exchanges in the United States of America (NASDAQ or NYSE), in accordance with applicable laws (the “Issue”).

We confirm that we have, where required, obtained requisite consents in relation to any information used by us in the Report. We understand that such inclusion of our name or information from the Report and the related disclosures would be made by the Company, as it deems fit for the Issue, and this consent does not impose any obligation on the Company to make any or all of the disclosures for which the consent is being sought in terms of the aforesaid, and granted in terms of this letter.

We represent that our execution, delivery and performance of this consent have been duly authorized by all necessary action (corporate or otherwise).

We agree to keep the information regarding the Issue strictly confidential.

Sincerely

For Media Partners Asia Limited
Authorised Signatory

Name: Vivek Couto
Designation: Executive Director
Date: March 2, 2015

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